Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 827-3773
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 827-3775
investorrelations@occfiber.com	sgarland@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2006 FINANCIAL RESULTS

ROANOKE, VA, June 13, 2006 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal second quarter and the six months ended April 30, 2006.

Second Quarter 2006 Financial Results

Optical Cable reported a net loss of $309,000, or $0.05 per basic and diluted share for its second quarter ended April 30, 2006, compared to net income of $364,000, or $0.06 per basic and diluted share for the same period last year.

Net sales for the second quarter of fiscal 2006 decreased 3.2% to $11.2 million compared to net sales of $11.6 million for the comparable period last year. Sequentially, net sales for the second quarter of fiscal 2006 increased 13.9% compared to net sales of $9.9 million during the first quarter of fiscal 2006. Gross profit margin for the second quarter of fiscal 2006 decreased to 30.3% compared to 40.7% for the same quarter of fiscal 2005. By comparison, gross profit margin was 33.4% for the first quarter of fiscal 2006.

Optical Cable believes a number of factors contributed to the year over year decrease in net sales and gross profit margins for the period ended April 30, 2006. The Company experienced an increase in net sales in its commercial market (with relatively lower gross profit margins) and in sales outside of the United States, however this increase was more than offset by decreases in net sales for certain of our specialty markets (with relatively higher gross profit margins). Optical Cable believes these product sales patterns are a result of a number of factors including the timing of projects and other factors affecting product demand in certain specialty markets, and continued, relatively consistent growth in our commercial market. Also negatively impacting the second quarter were what Optical Cable believes to be short-term production inefficiencies as the Company continued to implement the business process and system changes that were begun during the first quarter. These changes are designed ultimately to provide better production scalability and better customer service.

The Company believes that a number of the issues that negatively impacted its manufacturing operations during the first half of fiscal year 2006 had been identified and corrected by the end of the second quarter. The Company further believes that a return to pre-2006 gross profit margins will also depend on other factors, including product sales patterns.

SG&A expenses for the second quarter of fiscal 2006 decreased 5.9% to $3.9 million compared to $4.1 million for the same period last year. SG&A expenses as a percentage of net sales were 34.6% in the second quarter of fiscal 2006 compared to 35.6% in the second quarter of fiscal 2005. Contributing to the net decrease in SG&A expenses for the second quarter were decreases in employee compensation costs (including appropriate decreases in incentive compensation as a result of Optical Cable’s lower than anticipated financial performance) and decreased professional fees. The decrease in SG&A expenses was achieved despite an expected $285,000 charge during the quarter related to severance expenses in connection with a restructuring of the Company’s sales and marketing teams.

Fiscal Year-to-Date 2006 Financial Results

The Company reported a net loss of $529,000, or $0.09 per basic and diluted share for the six months ended April 30, 2006, compared to net income of $586,000, or $0.10 per basic and diluted share for the same period last year.

Net sales for the first six months of fiscal 2006 decreased 7.2% to $21.1 million from $22.7 million for the same period in fiscal 2005. The Company’s gross profit margin decreased to 31.7% for the first half of fiscal 2006 compared to 41.0% for the same period in fiscal 2005.

SG&A expenses for the first half of fiscal 2006 decreased 9.8% to $7.5 million from $8.4 million for the same period last year. SG&A expenses as a percentage of net sales were 35.7% for the six months ended April 30, 2006 compared to 36.8% for the same period in 2005. Contributing to the net decrease in SG&A expenses for the first half of fiscal 2006 were decreases in employee compensation costs (including appropriate decreases in incentive compensation as a result of Optical Cable’s lower than anticipated financial performance), decreases in professional fees and marketing expenses, and reduced costs associated with non-recurring product qualification and certification fees, partially offset by expected severance expenses in connection with the restructuring of the Company’s sales and marketing teams.

Management’s Comments

“We are continuing to target market segments where our products are particularly well suited, and are deploying the resources—both infrastructure and personnel—we believe necessary to ensure that Optical Cable consistently delivers outstanding products and value to our customers,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

“The financial results during the first half of fiscal 2006 are disappointing to be sure—particularly after four straight years of annual net income growth. However, the fact that we have experienced two down quarters, does not alter the soundness of our basic long-term strategy,” Mr. Wilkin stated.

“In the mean time, the Company’s management team will continue to focus on taking steps and considering options to improve financial performance over both the short- and long-term,” Mr. Wilkin added.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the expansion of the Company’s product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
Net sales	$11,239	$11,609	$21,110	$22,749
Cost of goods sold	7,838	6,880	14,413	13,431

Gross profit	3,401	4,729	6,697	9,318
Selling, general and administrative expenses	3,891	4,136	7,543	8,360

Income (loss) from operations	(490)	593	(846)	958
Interest income (expense), net	13	(25)	27	(34)
Other, net	(5)	4	(6)	4

Other income (expense), net	8	(21)	21	(30)

Income (loss) before income taxes	(482)	572	(825)	928
Income tax expense (benefit)	(173)	208	(296)	342

Net income (loss)	$(309)	$364	$(529)	$586

Net income (loss) per share:
Basic and diluted	$(0.05)	$0.06	$(0.09)	$0.10

Weighted average shares outstanding:
Basic	5,999	5,798	5,902	5,749

Diluted	5,999	5,804	5,902	5,763

—MORE—

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2006	October 31, 2005
Cash	$3	$3,290
Trade accounts receivable, net	8,154	8,174
Inventories	10,259	8,706
Other current assets	774	588

Total current assets	$19,190	$20,758
Non-current assets	15,301	14,186

Total assets	$34,491	$34,944

Total current liabilities	$4,931	$5,599
Note payable to bank	427	—

Total liabilities	$5,358	$5,599
Total shareholders’ equity	29,133	29,345

Total liabilities and shareholders’ equity	$34,491	$34,944

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